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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                                   ITXC Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45069F109
                   ------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [_] Rule 13d-1(b)
        [_] Rule 13d-1(c)
        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. 45069F109                 13G                Page   2    of   11
                                                            -----      -----
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Spectrum Equity Investors II, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                -0-

       NUMBER OF         ------------------------------------------------------
                          6    SHARED VOTING POWER
         SHARES
                               4,079,542
      BENEFICIALLY
                         ------------------------------------------------------
        OWNED BY          7    SOLE DISPOSITIVE POWER

          EACH                 -0-

       REPORTING         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
         PERSON
                               4,079,542
          WITH
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,079,542

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                          [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.54%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

                               Page 2 of 11 pages

--------------------------------------------------------------------------------
CUSIP No. 45069F109                 13G                Page   3    of   11
                                                            -----      -----
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Spectrum Equity Associates II, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)   [_]
                                                              (b)   [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER

                              -0-

       NUMBER OF         -------------------------------------------------------
                          6   SHARED VOTING POWER
         SHARES
                              4,079,542
      BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY          7   SOLE DISPOSITIVE POWER

          EACH                -0-

       REPORTING         -------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
         PERSON
                              4,079,542
          WITH
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,079,542

-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                          [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.54%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

                               Page 3 of 11 pages

--------------------------------------------------------------------------------
CUSIP No. 45069F109                 13G                Page   4    of   11
                                                            -----      -----
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Brion B. Applegate

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                -0-

       NUMBER OF         -------------------------------------------------------
                           6    SHARED VOTING POWER
         SHARES
                                4,079,542
      BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY           7    SOLE DISPOSITIVE POWER

          EACH                  -0-

       REPORTING         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         PERSON
                                4,079,542
          WITH

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,079,542

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                          [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.54%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

                               Page 4 of 11 pages

--------------------------------------------------------------------------------
CUSIP No. 45069F109                 13G                Page   5    of   11
                                                            -----      -----
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        William P. Collatos

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)   [_]
                                                              (b)   [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                -0-

       NUMBER OF          ------------------------------------------------------
                           6    SHARED VOTING POWER
         SHARES
                                4,079,542
      BENEFICIALLY
                          ------------------------------------------------------
        OWNED BY           7    SOLE DISPOSITIVE POWER

          EACH                  -0-

       REPORTING          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         PERSON
                                4,079,542
          WITH

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,079,542

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                          [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.54%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

                               Page 5 of 11 pages

--------------------------------------------------------------------------------
CUSIP No. 45069F109                 13G                Page   6    of   11
                                                            -----      -----
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin J. Maroni

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                               -0-

       NUMBER OF         ------------------------------------------------------
                          6    SHARED VOTING POWER
         SHARES
                               4,079,542
      BENEFICIALLY
                         ------------------------------------------------------
        OWNED BY          7    SOLE DISPOSITIVE POWER

          EACH                 -0-

       REPORTING         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
         PERSON
                               4,079,542
          WITH

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,079,542

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                          [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.54%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

                               Page 6 of 11 pages

                         AMENDMENT NO. 2 TO SCHEDULE 13G

Item 1(a).    Name of Issuer: ITXC Corp. (the "Issuer")
              --------------

Item 1(b).    Address of Issuer's Principal Executive Offices: 750 College Road
              -----------------------------------------------
              East, Princeton, New Jersey 08540

Item 2(a).    Name of Person Filing: Spectrum Equity Investors II, L.P. ("SEI
              ---------------------
              II"), Spectrum Equity Associates II, L.P. ("SEA II"), which is the sole general partner of SEI II, and Messrs. Brion B. Applegate, William P. Collatos and Kevin J. Maroni (the "General Partners"), each of whom is a general partner of SEA II. The persons named in this paragraph are sometimes referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).    Address of Principal Business Office or, if None, Residence: The
              -----------------------------------------------------------
              principal business office of SEI II, SEA II, William P. Collatos and Kevin J. Maroni is One International Place, 29th Floor, Boston, Massachusetts, 02110. The principal business office of Brion B. Applegate is 333 Middlefield Road, Suite 200, Menlo Park, California, 94025.

Item 2(c).    Citizenship: Each of SEI II and SEA II is a limited partnership
              -----------
              formed under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d).    Title of Class of Securities: Common Stock, $.001 par value per
              ----------------------------
              share

Item 2(e).    CUSIP Number: 45069F109
              ------------

Item 3.       If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
              -----------------------------------------------------------------
              or (c), Check Whether the Person Filing is a:
              --------------------------------------------

              Not Applicable

Item 4.       Ownership.
              ---------

              (a) Amount beneficially owned: SEI II holds of record 4,079,542 shares of Common Stock of the Issuer (the "Record Shares"). SEA II, as the sole general partner of SEI II, may be deemed to beneficially own all of the Record Shares. Each General Partner, as a general partner of SEA II, may be deemed to beneficially own all of the Record Shares.

              (b) Percent of class: 9.54% for each Reporting Person (based on the 42,779,765 shares of Common Stock reported to be outstanding on November 13, 2002 by the Issuer in its Form 10-Q filed with the SEC for the period ended September 30,
                     2002).

              (c)    Number of shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote: no shares

                     (ii) Shared power to vote or to direct the vote: 4,079,542 shares

                     (iii) Sole power to dispose or direct the disposition of:
                           no shares

                               Page 7 of 11 pages

                     (iv)  Shared power to dispose or direct the disposition of:
                           4,079,542 shares

         Each Reporting Person expressly disclaims beneficial ownership of any securities of the Issuer not held of record by such Reporting Person.

Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              Not Applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not Applicable

Item 7.       Identification and Classification of the Subsidiary which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on By the Parent Holding Company or
              ---------------------------------------------------------------
              Control Person.
              --------------

              Not Applicable

Item 8.       Identification and Classification of Members of the Group.
              ---------------------------------------------------------

              Not Applicable

Item 9.       Notice of Dissolution of Group.
              ------------------------------

              Not Applicable

Item 10.      Certifications.
              --------------

              Not Applicable

                               Page 8 of 11 pages

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2003


                                             SPECTRUM EQUITY INVESTORS II, L.P.

                                             By:  Spectrum Equity Associates
                                                  II, L.P. Its Sole General
                                                  Partner


                                                  By:          *
                                                     --------------------------
                                                     General Partner


                                             SPECTRUM EQUITY ASSOCIATES II, L.P.


                                             By:               *
                                                --------------------------------
                                                   General Partner


                                                               *
                                             -----------------------------------
                                             Brion B. Applegate


                                                               *
                                             -----------------------------------
                                             William P. Collatos


                                                               *
                                             -----------------------------------
                                             Kevin J. Maroni


                                             *By:  /s/ Andrew W. Kurzon
                                                   -----------------------------
                                                   Andrew W. Kurzon,
                                                   As Attorney-in-Fact

--------------------------------------------------------------------------------

*This Amendment No. 2 to Schedule 13G was executed by Andrew W. Kurzon pursuant to the Power of Attorney attached hereto as Exhibit II.

                               Page 9 of 11 pages

                                                                       Exhibit I

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the beneficial ownership by each of the undersigned of shares of stock of the Issuer.

Date:   February 7, 2003


                                             SPECTRUM EQUITY INVESTORS II, L.P.

                                             By:  Spectrum Equity Associates
                                                  II, L.P.
                                                  Its Sole General Partner

                                                  By:            *
                                                     ---------------------------
                                                     General Partner

                                             SPECTRUM EQUITY ASSOCIATES II, L.P.

                                             By:                 *
                                                 -------------------------------
                                                  General Partner

                                                                 *
                                             -----------------------------------
                                             Brion B. Applegate

                                                                 *
                                             -----------------------------------
                                             William P. Collatos

                                                                 *
                                             -----------------------------------
                                             Kevin J. Maroni


                                             *By:  /s/ Andrew W. Kurzon
                                                   -----------------------------
                                                   Andrew W. Kurzon,
                                                   As Attorney-in-Fact

--------------------------------------------------------------------------------

*This Agreement was executed by Andrew W. Kurzon pursuant to the Power of Attorney attached hereto as Exhibit II.

                              Page 10 of 11 pages

                                                                      Exhibit II

                                POWER OF ATTORNEY
                                February 26, 2001

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew W. Kurzon, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Power of Attorney.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the date first set forth above.

                                                /s/ Brion B. Applegate
                                                --------------------------------
                                                Brion B. Applegate


                                                /s/ William P. Collatos
                                                --------------------------------
                                                William P. Collatos


                                                /s/ Kevin J. Maroni
                                                --------------------------------
                                                Kevin J. Maroni

                              Page 11 of 11 pages